Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
UNIONBANCORP, INC. AND CENTRUE FINANCIAL CORPORATION COMPLETE MERGER
OTTAWA, IL and FAIRVIEW HEIGHTS, IL, November 14, 2006 — UnionBancorp, Inc. and Centrue Financial Corporation announced the completion of its merger of equals transaction. On June 30, 2006, UnionBancorp and Centrue announced plans to merge, and stockholders of each company approved the transaction on November 9, 2006.
Under the terms of the agreement, Centrue shareholders received shares of UnionBancorp common stock, using a fixed exchange ratio of 1.2 shares of UnionBancorp common stock for each share of Centrue common stock outstanding. Prior to the completion of the merger, Centrue declared a dividend to its stockholders of $0.144 per common share.
“On behalf of the Board of Directors, I would like to express how pleased I am with the successful consummation of this transaction. The benefits being realized by our merger of equals will be mutually beneficial for our customers, employees, and shareholders. This transaction allows us to reap the rewards of enhanced operational efficiencies largely due to economies of scale, improved product and service offerings and strong human capital, all critical components in the execution of our strategic business plan,” said Dennis J. McDonnell, chairman of UnionBancorp’s board of directors.
Commenting on the news, Centrue President & Chief Executive Officer Thomas A. Daiber stated, “This strategic partnership will allow both entities to fulfill its shared vision of offering our customers a unique financial experience focused on their personalized needs. The significant increase in the asset size of the new company gives us the capabilities to provide differentiated financial solutions to our commercial, retail and wealth management clients that are best in class. With a wide breadth of products and geographic reach, the new organization will provide our customers with the offerings of a large institution while still remaining focused on personalized service and with the decisions that impact our customers still being made by their local bankers.”
The combined entity has adopted the name “Centrue Financial Corporation” and has adopted the trading symbol on NASDAQ of “TRUE.” However, for the first 20 days following the completion of the merger, the stock will trade under the symbol “TRUED.”

Also, at a meeting of the combined company’s board of directors following the closing of the merger, the combined company’s board voted to terminate UnionBancorp’s existing stock repurchase plan. In its place, the company will adopt a new stock repurchase plan, providing for the repurchase of up to 5%, or approximately 370,000 shares, of the combined company’s common stock outstanding over the next 18 months in the open market or in privately negotiated transactions.
“The repurchase program optimizes the use of capital relative to other investment alternatives and benefits both the Company and the shareholders by enhancing earnings per share and return on equity,” Daiber remarked. “Sound capital management is a strength of both institutions, and the repurchase program gives us the flexibility to maintain our strong capital position while further rewarding shareholders. This also reinforces the Board and management’s belief and confidence in the long-term viability of the organization.”
About the Company
The combined company, to be known as Centrue Financial Corporation, is a regional financial services company currently headquartered in Ottawa, Illinois, and devotes special attention to personal service and offers bank, trust, and investment services. Through its 37 branches, the combined company serves a market area which extends from the far western and southern suburbs of the Chicago metropolitan area across Central and Northern Illinois down to the metropolitan St. Louis area. The combined company has total assets of approximately $1.3 billion, total loans of $843 million, and total deposits of $985 million.
Further information about the company will be available at its website at http://www.centrue.com.

Contact:	Thomas A. Daiber
President and Chief Executive Officer
(618) 624-1301
tom.daiber@centrue.com

Kurt R. Stevenson
Senior Executive Vice President and Chief Financial Officer
(815) 431-2811
kurt.stevenson@centrue.com